UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2017

COEUR MINING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

104 S. Michigan Ave., Suite 900, Chicago, IL	60603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (312) 489-5800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13I(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

On September 29, 2017, Coeur Mining, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent. The Credit Agreement provides for a $200,000,000 senior secured revolving credit facility (the “Facility”), which may be increased by up to $50,000,000 in incremental loans and commitments subject to the terms of the Credit Agreement.  The proceeds of the Facility will be used to finance working capital and general corporate purposes of the Company and its subsidiaries, including acquisitions.

The Facility has a term of four years.  The loans under the Facility will bear interest at a rate equal to either a base rate plus a margin ranging from 1.00% to 1.75% or an adjusted LIBOR rate plus a margin ranging from 2.00% to 2.75%, as selected by the Company, in each case, with such margin determined in accordance with a pricing grid based upon the Company’s consolidated net leverage ratio as of the end of the applicable period.

Voluntary prepayments of the loans under the Credit Agreement are permitted without premium or penalty. The Credit Agreement does not require mandatory prepayments of the loans prior to maturity.  Amounts repaid may be subsequently reborrowed subject to the terms of the Credit Agreement.

The Facility is secured by substantially all of the assets of the Company and its domestic subsidiaries, including the land, mineral rights and infrastructure at the Kensington, Rochester and Wharf mines, as well as a pledge of the shares of certain of the Company’s subsidiaries.  The Credit Agreement contains representations and warranties and affirmative and negative covenants that are usual and customary, including representations, warranties, and covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions.  The Credit Agreement also contains representations, warranties, and covenants that, among other things, require compliance with environmental laws and maintenance of mining rights.  The Credit Agreement also contains financial covenants consisting of a consolidated net leverage ratio and a consolidated interest coverage ratio.  Obligations under the Credit Agreement may be accelerated upon the occurrence of certain customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative, negative or financial covenants; breach of the representations or warranties in any material respect; events of default with respect to other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its restricted subsidiaries that are not promptly paid or stayed; termination of or default under any material contract or license relating to the Kensington, Rochester or Wharf mines that results in a material adverse effect; invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement; and a change of control of the Company.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

List of Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated September 29, 2017, by and among Coeur Mining, Inc., certain subsidiaries of Coeur Mining, Inc., as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent.

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated September 29, 2017, by and among Coeur Mining, Inc., certain subsidiaries of Coeur Mining, Inc., as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

By:	/s/ Peter C. Mitchell
Name:	Peter C. Mitchell
Title:	Senior Vice President and Chief Financial Officer

DATED:  September 29, 2017